BERMAN & COMPANY, P.A.
Certified Public Accountants and Consultants

May 3, 2012

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Synthetic Biologics, Inc.
File Reference No. 1-12584

We have read Synthetic Biologics, Inc.'s statements included in Item 4.02 (B) on Form 8-K. We agree with such statements made regarding our firm.

We consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

Berman & Company, P.A.

Berman & Company, P.A.

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants